Exhibit 99

Dollar General Corporation Reports 4.0% Same-Store Sales Growth for Fourth Quarter 2018

3.2% Same-Store Sales Growth for Fiscal Year 2018; 29th Consecutive Year of Same-Store Sales Growth

Company Provides Financial Guidance for Fiscal Year 2019

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--March 14, 2019--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal year 2018 fourth quarter (13 weeks) and fiscal year (52 weeks) ended February 1, 2019.

  Fourth Quarter Net Sales Increased 8.5%; Fiscal Year Net Sales Increased 9.2%
  Fourth Quarter Same-Store Sales Increased 4.0%; Fiscal Year Same-Store Sales Increased 3.2%
  Fourth Quarter Diluted Earnings Per Share (“EPS”) of $1.84; Fiscal Year Diluted EPS of $5.97
  Annual Cash Flows From Operations Increased 18.9% to $2.1 Billion
  $1.3 Billion Returned to Shareholders in the Fiscal Year through Share Repurchases and Cash Dividends
  Board of Directors Declares Increased Quarterly Cash Dividend of $0.32 Per Share; Increases Share Repurchase Program Authorization by $1.0 Billion

“2018 was a great year for Dollar General and we entered 2019 with a strong foundation for success,” said Todd Vasos, Dollar General’s chief executive officer. “During the fourth quarter we delivered strong same-store sales growth, driven by performance in both consumable and non-consumable product sales, which resulted in our highest two-year same-store sales stack in 21 quarters. We also continued to make progress executing our Digital and Non-Consumables strategic initiatives, while staying true to our ongoing operating priorities. Looking ahead to 2019, we are excited to introduce two new transformational strategic initiatives, DG Fresh and Fast Track. DG Fresh, which is designed to enable self-distribution of fresh and frozen products, is already up and running in approximately 300 stores and Fast Track, which we believe will enhance in-store labor productivity and customer convenience, is launching soon. Our team is very excited about the future, and I believe we remain well-positioned to continue delivering best-in-class value and convenience to our customers and creating long-term shareholder value.”

Fourth Quarter 2018 Highlights

Net sales increased 8.5% to $6.6 billion in the fourth quarter of 2018 compared to $6.1 billion in the fourth quarter of 2017. This net sales increase included positive sales contributions from new stores and growth in same-store sales, modestly offset by the impact of store closures. Same-store sales increased 4.0% compared with the fourth quarter of 2017, driven by increases in average transaction amount and customer traffic, both of which are believed to have benefited from the early release of government SNAP assistance. Same-store sales in the fourth quarter of 2018 included growth in the consumables, seasonal, and home categories, partially offset by declines in the apparel category.

Gross profit as a percentage of net sales was 31.2% in the fourth quarter of 2018 compared to 32.1% in the fourth quarter of 2017. This gross profit rate decrease was primarily attributable to higher markdowns, lower initial markups on inventory purchases, an increase in the LIFO provision, a greater proportion of sales coming from the consumables category, which generally has a lower gross profit rate than other product categories, and the sales of lower margin products comprising a higher proportion of sales within the consumables category; partially offset by an improved rate of inventory shrink.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales were 21.6% in the fourth quarter of 2018 compared to 21.9% in the fourth quarter of 2017. This SG&A decrease as a percentage of net sales was primarily attributable to reductions in repairs and maintenance expenses, benefits costs and incentive compensation expenses, and lower utilities as a percentage of net sales. SG&A for the fourth quarter of 2018 included approximately $11.7 million of hurricane-related expenses as well as an approximate $2.2 million year-over-year increase in other disaster-related expenses, each of which were greater than anticipated in the Company’s original 2018 fiscal year forecast (collectively, the “Q4 Disaster-Related Expenses”).

Operating profit for the fourth quarter of 2018 grew 2.4% to $638.5 million compared with $623.4 million in the fourth quarter of 2017. During the fourth quarter of 2017, following a strategic review of its real estate portfolio, the Company closed an incremental 35 stores (the "Incremental Store Closures") resulting in approximately $28.3 million of related pre-tax costs, most of which were in the form of SG&A expenses associated with the remaining lease liability on these stores.

The effective income tax rate in the fourth quarter of 2018 was an expense of 21.2% compared to a benefit of 18.9% in the fourth quarter of 2017. The effective income tax rate for the fourth quarter of 2018 was higher than the fourth quarter of 2017 primarily due to the federal tax law changes contained in the Tax Cuts and Jobs Act (“TCJA”) enacted in December 2017, which lowered the federal tax rate from 35% to 21%. As a result of the TCJA, the Company remeasured its deferred tax assets and liabilities at the lower federal tax rate during the fourth quarter of 2017, resulting in a benefit during the period that did not reoccur in the fourth quarter of 2018.

The Company reported net income of $483 million for the fourth quarter of 2018 compared to $712 million in the fourth quarter of 2017. Diluted EPS decreased 30.0% to $1.84 for the fourth quarter of 2018 compared to diluted EPS of $2.63 in the fourth quarter of 2017. For the fourth quarter of 2017, excluding the benefit of $311 million, or $1.15 per diluted share, for the remeasurement of deferred tax assets and liabilities discussed above, adjusted net income and adjusted diluted EPS were $401 million and $1.48, respectively. Diluted EPS of $1.84 in the fourth quarter of 2018 grew 24.3% compared to adjusted diluted EPS of $1.48 in the fourth quarter of 2017, primarily driven by the benefit of the lower federal tax rate.

Diluted EPS for the fourth quarter of 2018 includes an estimated $0.04 negative impact from the Q4 Disaster-Related Expenses. Diluted EPS and adjusted diluted EPS for the fourth quarter of 2017 included a $0.07 charge from the Incremental Store Closures in the 2017 fourth quarter, as discussed above.

Fiscal Year 2018 Highlights

Fiscal year 2018 net sales increased 9.2% to $25.6 billion compared to $23.5 billion in fiscal year 2017. The net sales increase included positive sales contributions from new stores and growth in same-store sales, modestly offset by the impact of store closures. Same-store sales increased 3.2% compared with fiscal year 2017, driven by an increase in average transaction amount. Growth in same-store sales for fiscal year 2018 also included growth in the consumables, seasonal, and home categories, partially offset by declines in the apparel category. Customer traffic was flat.

Gross profit as a percentage of net sales was 30.5% in fiscal year 2018 compared to 30.8% in fiscal year 2017. This gross profit rate decrease was primarily attributable to higher markdowns, a greater proportion of sales of consumables, which generally have a lower gross profit rate than other product categories, sales of lower margin products comprising a higher proportion of sales within the consumables category, increased transportation costs and an increased LIFO provision. These factors were partially offset by an improved rate of inventory shrink and higher initial markups on inventory purchases.

SG&A as a percentage of net sales was 22.2% in both fiscal year 2018 and fiscal year 2017. SG&A performance in fiscal 2018 was primarily driven by lower repairs and maintenance expenses, partially offset by higher occupancy costs and depreciation expenses that increased at a rate greater than the increase in net sales. Fiscal year 2018 SG&A includes an increase in hurricane and other disaster-related expenses of approximately $14.3 million over fiscal year 2017. Fiscal year 2017 SG&A included approximately $24.0 million of costs related to the Incremental Store Closures in the fourth quarter of 2017.

Operating profit for fiscal year 2018 grew 5.4% to $2.1 billion compared with $2.0 billion in fiscal year 2017.

The effective income tax rate in fiscal year 2018 was 21.1% compared to 19.3% in fiscal year 2017. The effective income tax rate was higher in fiscal year 2018 primarily due to the remeasurement of the deferred tax assets and liabilities at the new lower rate in the Company’s 2017 fiscal year, partially offset by the reduction in the current federal tax rate from 33.7% in the Company’s 2017 fiscal year to 21% in the Company’s 2018 fiscal year.

The Company reported net income of $1.6 billion for fiscal year 2018 compared to $1.5 billion for fiscal year 2017. Diluted EPS grew 6.0% to $5.97 for fiscal year 2018 compared to diluted EPS of $5.63 in fiscal year 2017. Excluding the benefit of $311 million, or $1.14 per diluted share, related to the remeasurement of the deferred tax assets and liabilities discussed previously, adjusted net income and adjusted diluted EPS for the 2017 fiscal year were $1.2 billion and $4.49, respectively. Diluted EPS of $5.97 in fiscal year 2018 grew 33.0% compared to adjusted diluted EPS of $4.49 in fiscal year 2017, primarily driven by the benefit of the lower federal tax rate.

Diluted EPS for fiscal year 2018 includes an estimated $0.09 net negative impact from the combination of Q4 Disaster-Related Expenses discussed above and the Disaster-Related Expenses as defined in our third quarter 2018 earnings release issued on December 4, 2018. Diluted EPS and adjusted diluted EPS for the fourth quarter of fiscal year 2017 included an approximate $0.07 charge related to the Incremental Store Closures. Diluted EPS for the third quarter of fiscal year 2017 included an estimated $0.05 net negative impact, primarily due to hurricane-related expenses.

Merchandise Inventories

As of February 1, 2019, total merchandise inventories, at cost, were $4.1 billion compared to $3.6 billion as of February 2, 2018, an increase of approximately 7.3% on a per store basis.

Capital Expenditures

Total additions to property and equipment during fiscal year 2018 were $734 million, including approximately: $289 million for improvements, upgrades, remodels and relocations of existing stores; $242 million for distribution and transportation related projects; $138 million for new leased stores, primarily for leasehold improvements, fixtures and equipment; and $47 million for information systems upgrades and technology-related projects. During fiscal year 2018, the Company opened 900 new stores, remodeled 1,050 stores and relocated 115 stores.

Share Repurchases

In fiscal year 2018, the Company repurchased $1.0 billion of its common stock, or 9.9 million shares, at an average price of $101.86 per share, under its share repurchase program. The total remaining authorization for future repurchases was approximately $346 million at the end of fiscal year 2018. On March 13, 2019, the Company’s Board of Directors increased the authorization under the share repurchase program by $1.0 billion. Under the authorization, purchases may be made in the open market or in privately negotiated transactions from time to time subject to market and other conditions. The authorization has no expiration date.

Dividend

On March 13, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.32 per share on the Company’s common stock, which is a 10% increase over the prior quarterly dividend. The dividend is payable on or before April 23, 2019 to shareholders of record on April 9, 2019. While the Board of Directors intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2019 Financial Guidance and Store Growth Outlook

For the 52-week fiscal year ending January 31, 2020 (“fiscal year 2019”), the Company expects the following:

  Net sales growth of approximately 7%
  Same-store sales growth of approximately 2.5%
  Operating profit growth of approximately 4% to 6%
  Diluted EPS in the range of $6.30 to $6.50; assumes an effective tax rate range of 22.0% to 22.5%
  Share repurchases of approximately $1.0 billion
  Capital expenditures in the range of $775 million to $825 million, including those related to investments in the Company’s strategic initiatives

During fiscal year 2019, the Company plans to execute approximately 2,075 real estate projects, including 975 new store openings, 1,000 mature store remodels, and 100 store relocations.

“Our operating and financial plan for fiscal year 2019 is balanced between investing in the long-term health of the business and delivering returns to our shareholders,” said John Garratt, Dollar General’s chief financial officer. “We are excited about our strategic initiatives, and we are devoting resources to support them as we believe they will create sustainable benefits for the company. In 2019, we expect to invest approximately $50 million in SG&A to advance these projects. We remain confident in the business and over the long term, our goal generally remains double-digit adjusted diluted EPS growth.”

Conference Call Information

The Company will hold a conference call on Thursday, March 14, 2019, at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and John Garratt, chief financial officer. To participate via telephone, please call (877) 868-1301 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 4073929. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through Wednesday, March 27, 2019, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 4073929.

Non-GAAP Disclosure

Adjusted net income and adjusted diluted EPS for the 2017 fourth quarter and fiscal year 2017, as well as the 2018 diluted EPS growth rates over 2017 fourth quarter and full year adjusted diluted EPS, were not derived in accordance with U.S. GAAP, but rather excluded an income tax benefit of $311 million, or $1.15 per diluted share, and $311 million, or $1.14 per diluted share, respectively, as a result of the remeasurement of deferred tax assets and liabilities discussed above. The Company believes these non-GAAP financial measures provide useful information to investors in assessing the Company’s operating performance as these measures provide an additional relevant comparison of the Company’s operating performance across periods. Reconciliations of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to net income, diluted EPS or any other measure derived in accordance with GAAP. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported in accordance with GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, plans and intentions including, but not limited to, statements made within the quotations of Mr. Vasos and in the sections entitled “Fiscal Year 2019 Financial Guidance and Store Growth Outlook,” “Share Repurchases,” and “Dividend”. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “assume,” “forecast,” “confident,” “opportunities,” “goal,” “prospect,” “positioned,” “intend,” “committed,” “continue,” ”future,” ”guidance,” “years ahead,” “looking ahead,” “looking forward,” “going forward,” “focused on,” “subject to,” or “will likely result,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic factors, including but not limited to employment levels; inflation; higher fuel, energy, health care and housing costs, interest rates, consumer debt levels, and tax rates; tax law changes that negatively affect credits and refunds; lack of available credit; decreases in, or elimination of, government subsidies such as unemployment and food assistance programs; commodity rates; transportation, lease and insurance costs; wage rates; foreign exchange rate fluctuations; measures that create barriers to or increase the costs of international trade (including increased import duties or tariffs); and changes in laws and regulations, and their effect on, as applicable, customer spending and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, and the Company’s SG&A expenses (including real estate costs);

  failure to achieve or sustain the Company’s strategies and initiatives, including those relating to merchandising, real estate and new store development, store formats, digital, shrink, sourcing, private brand, inventory management, supply chain, store operations, expense reduction, and technology;
  failure to timely and cost-effectively execute the Company’s real estate projects or to anticipate or successfully address the challenges imposed by the Company’s expansion, including into new states or metro areas;
  competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, expanded availability of mobile, web-based and other digital technologies, and consolidation;
  levels of inventory shrinkage;
  failure to successfully manage inventory balances;
  failure to maintain the security of information that the Company holds relating to proprietary business information or the Company’s customers, employees and vendors;
  a significant disruption to the Company’s distribution network, to the capacity of the Company’s distribution centers or to the timely receipt of inventory, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  product liability, product recall or other product safety or labeling claims;
  the impact of changes in or noncompliance with governmental regulations and requirements (including, but not limited to, environmental compliance, product and food safety or labeling, information security and privacy, and labor and employment, employee wages, and those governing the sale of products, as well as tax laws, the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, multi-district litigation, administrative proceedings, regulatory actions or other litigation;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks, terrorist acts and global political events;
  damage or interruption to the Company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company’s existing technology or developing or implementing new technology;
  failure to attract, train and retain qualified employees while controlling labor costs and other labor issues;
  loss of key personnel or inability to hire additional qualified personnel;
  risks associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving its gross profit rate;
  seasonality of the Company’s business;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or changes in the Company’s credit profile;
  new accounting guidance or changes in the interpretation or application of existing guidance, such as changes to guidance related to leases;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for nearly 80 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 15,370 stores in 44 states as of February 1, 2019. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	February 1	February 2
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$235,487	$267,441
Merchandise inventories	4,097,004	3,609,025
Income taxes receivable	57,804	108,265
Prepaid expenses and other current assets	272,725	263,121
Total current assets	4,663,020	4,247,852
Net property and equipment	2,970,806	2,701,282
Goodwill	4,338,589	4,338,589
Other intangible assets, net	1,200,217	1,200,428
Other assets, net	31,406	28,760
Total assets	$13,204,038	$12,516,911

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$1,950	$401,345
Accounts payable	2,385,469	2,009,771
Accrued expenses and other	618,405	549,658
Income taxes payable	10,033	4,104
Total current liabilities	3,015,857	2,964,878
Long-term obligations	2,862,740	2,604,613
Deferred income taxes	609,687	515,702
Other liabilities	298,361	305,944
Total liabilities	6,786,645	6,391,137

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-
Common stock	227,072	235,141
Additional paid-in capital	3,252,421	3,196,462
Retained earnings	2,941,107	2,698,352
Accumulated other comprehensive loss	(3,207)	(4,181)
Total shareholders' equity	6,417,393	6,125,774
Total liabilities and shareholders' equity	$13,204,038	$12,516,911

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	February 1	% of Net	February 2	% of Net
	2019	Sales	2018	Sales
Net sales	$6,649,809	100.00%	$6,129,431	100.00%
Cost of goods sold	4,578,120	68.85	4,164,033	67.94
Gross profit	2,071,689	31.15	1,965,398	32.06
Selling, general and administrative expenses	1,433,186	21.55	1,341,952	21.89
Operating profit	638,503	9.60	623,446	10.17
Interest expense	25,061	0.38	24,289	0.40
Income before income taxes	613,442	9.22	599,157	9.78
Income tax expense (benefit)	130,201	1.96	(112,998)	(1.84)
Net income	$483,241	7.27%	$712,155	11.62%

Earnings per share:
Basic	$1.85		$2.63
Diluted	$1.84		$2.63
Weighted average shares outstanding:
Basic	261,408		270,305
Diluted	262,536		271,218

	For the Year Ended
	February 1	% of Net	February 2	% of Net
	2019	Sales	2018	Sales
Net sales	$25,625,043	100.00%	$23,470,967	100.00%
Cost of goods sold	17,821,173	69.55	16,249,608	69.23
Gross profit	7,803,870	30.45	7,221,359	30.77
Selling, general and administrative expenses	5,687,564	22.20	5,213,541	22.21
Operating profit	2,116,306	8.26	2,007,818	8.55
Interest expense	99,871	0.39	97,036	0.41
Other (income) expense	1,019	0.00	3,502	0.01
Income before income taxes	2,015,416	7.87	1,907,280	8.13
Income tax expense	425,944	1.66	368,320	1.57
Net income	$1,589,472	6.20%	$1,538,960	6.56%

Earnings per share:
Basic	$5.99		$5.64
Diluted	$5.97		$5.63
Weighted average shares outstanding:
Basic	265,155		272,751
Diluted	266,105		273,362

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Year Ended
	February 1	February 2
	2019	2018
Cash flows from operating activities:
Net income	$1,589,472	$1,538,960
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	454,134	404,231
Deferred income taxes	52,325	(137,648)
Loss on debt retirement	1,019	3,502
Noncash share-based compensation	40,879	34,323
Other noncash (gains) and losses	41,851	11,088
Change in operating assets and liabilities:
Merchandise inventories	(521,342)	(348,363)
Prepaid expenses and other current assets	(12,097)	(49,406)
Accounts payable	375,214	427,911
Accrued expenses and other liabilities	65,857	75,647
Income taxes	56,390	(156,504)
Other	(152)	(1,633)
Net cash provided by (used in) operating activities	2,143,550	1,802,108

Cash flows from investing activities:
Purchases of property and equipment	(734,380)	(646,456)
Proceeds from sales of property and equipment	2,777	1,428
Net cash provided by (used in) investing activities	(731,603)	(645,028)

Cash flows from financing activities:
Issuance of long-term obligations	499,495	599,556
Repayments of long-term obligations	(577,321)	(752,676)
Net increase (decrease) in commercial paper outstanding	(63,300)	(60,300)
Costs associated with issuance and retirement of debt	(4,384)	(9,524)
Repurchases of common stock	(1,007,494)	(579,712)
Payments of cash dividends	(306,523)	(282,931)
Other equity and related transactions	15,626	8,033
Net cash provided by (used in) financing activities	(1,443,901)	(1,077,554)

Net increase (decrease) in cash and cash equivalents	(31,954)	79,526
Cash and cash equivalents, beginning of period	267,441	187,915
Cash and cash equivalents, end of period	$235,487	$267,441

Supplemental cash flow information:
Cash paid for:
Interest	$98,012	$88,749
Income taxes	$313,457	$660,510
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$63,662	$63,178

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	February 1	February 2
	2019	2018	% Change
Consumables	$5,045,796	$4,629,512	9.0%
Seasonal	879,098	820,160	7.2%
Home products	434,427	393,481	10.4%
Apparel	290,488	286,278	1.5%
Net sales	$6,649,809	$6,129,431	8.5%

	For the Year Ended
	February 1	February 2
	2019	2018	% Change
Consumables	$19,865,086	$18,054,785	10.0%
Seasonal	3,050,282	2,837,310	7.5%
Home products	1,506,054	1,400,618	7.5%
Apparel	1,203,621	1,178,254	2.2%
Net sales	$25,625,043	$23,470,967	9.2%

Store Activity

		For the Year Ended
		February 1	February 2
		2019	2018

Beginning store count		14,534	13,320
New store openings		900	1,315
Store closings		(64)	(101)
Net new stores		836	1,214
Ending store count		15,370	14,534
Total selling square footage (000's)		113,755	107,821
Growth rate (square footage)		5.5%	9.0%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Diluted Earnings Per Share
(Unaudited)

(in millions, except per share amounts)

	For the Quarter Ended		% Change
	February 1	February 2
	2019	2018

Net income	$483.2	$712.2
U.S. Tax Cut and Jobs Act Remeasurement of Deferred Tax Assets and Liabilities	-	(310.8)

Net adjustments	-	(310.8)
Adjusted net income	$483.2	$401.4

Diluted earnings per share:
As reported	$1.84	$2.63	-30.0%
Adjusted	$1.84	$1.48	24.3%

Weighted average diluted shares outstanding:	262.5	271.2

	For the Year Ended
	February 1	February 2
	2019	2018	% Change

Net income	$1,589.5	$1,539.0
U.S. Tax Cut and Jobs Act Remeasurement of Deferred Tax Assets and Liabilities	-	(310.8)

Net adjustments	-	(310.8)
Adjusted net income	$1,589.5	$1,228.2

Diluted earnings per share:
As reported	$5.97	$5.63	6.0%
Adjusted	$5.97	$4.49	33.0%

Weighted average diluted shares outstanding:	266.1	273.4

CONTACTS
Investor Contacts:
Jennifer Beugelmans (615) 855-5537
Kevin Walker (615) 855-4954

Media Contacts:
Crystal Ghassemi (615) 855-5210